EXHIBIT 24.1

THE GOODYEAR TIRE & RUBBER COMPANY

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned directors of THE GOODYEAR TIRE & RUBBER COMPANY, a corporation organized and existing under the laws of the State of Ohio (the “Company”), hereby constitute and appoint CHRISTINA L. ZAMARRO, MARGARET V. SNYDER and DANIEL T. YOUNG, and each of them, their true and lawful attorneys-in-fact and agents, each one of them with full power and authority to sign the names of the undersigned directors to the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for its fiscal year ended December 31, 2024, and to any and all amendments, supplements and exhibits thereto and any other instruments filed in connection therewith; provided, however, that said attorneys-in-fact shall not sign the name of any director unless and until the Annual Report shall have been duly executed by the officers of the Company then serving as the chief executive officer of the Company, the principal financial officer of the Company and the principal accounting officer of the Company; and each of the undersigned hereby ratifies and confirms all that the said attorneys-in-fact and agents, or any one or more of them, shall do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, the undersigned have subscribed these presents this 17th day of December, 2024.

/s/ Norma B. Clayton	/s/ James A. Firestone
Norma B. Clayton, Director	James A. Firestone, Director

/s/ Werner Geissler	/s/ Joseph R. Hinrichs
Werner Geissler, Director	Joseph R. Hinrichs, Director

/s/ Laurette T. Koellner	/s/ Karla R. Lewis
Laurette T. Koellner, Director	Karla R. Lewis, Director

/s/ Prashanth Mahendra-Rajah	/s/ John E. McGlade
Prashanth Mahendra-Rajah, Director	John E. McGlade, Director

/s/ Max H. Mitchell	/s/ Hera Siu
Max H. Mitchell, Director	Hera Siu, Director

/s/ Mark W. Stewart	/s/ Michael R. Wessel
Mark W. Stewart, Director	Michael R. Wessel, Director

/s/ Roger J. Wood
Roger J. Wood, Director